Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-140418) and related Prospectus of Avatech Solutions, Inc. for the registration of 1,811,272 shares of its common stock and to the incorporation by reference therein of our report dated September 21, 2005, with respect to the consolidated financial statements and schedule of Avatech Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

June 1, 2007